Exhibit 99.1

Press Release

BROOKS AUTOMATION ANNOUNCES AGREEMENT TO ACQUIRE

CROSSING AUTOMATION INC.

CHELMSFORD, MASSACHUSETTS October 29, 2012 — Brooks Automation, Inc. (NASDAQ: BRKS) announced today that it has entered into a definitive agreement to acquire Crossing Automation Inc. (“Crossing”). Crossing, based in Fremont, California, provides automation products primarily to global Semiconductor Front End markets. The cash purchase price is $63 million, subject to adjustment for actual working capital at closing. The Company expects to complete the acquisition by the end of this month upon satisfaction of customary closing conditions.

For the trailing twelve months ended September 30, 2012, Crossing had revenues of approximately $51 million, which generated operating profits of approximately $3 million with gross margins of approximately 41%.

Steve Schwartz, President & CEO of Brooks, stated “Crossing has a product and customer franchise that is complementary to Brooks and the acquisition will meaningfully expand Brooks’ capabilities in atmospheric automation. A significant proportion of Crossing’s revenues are generated from product and service sales to end users resulting in additional diversification of our served customer base. Crossing’s leading linear atmospheric solutions combined with Brooks’ existing systems will allow us to develop best of breed systems that address our customers’ cost and productivity requirements. This transaction furthers our strategy of gaining share in semi-conductor markets as we at the same time expand our presence in adjacent markets and Life Science Systems markets.”

“We are excited to welcome some significant talent into Brooks as a result of this transaction and seek to maximize the technical capabilities of the combined companies while generating significant cost synergies through the integration process. With those synergies, we project meaningful accretion in fiscal 2013 and beyond”, continued Dr. Schwartz.

The Company indicated that further details related to the acquisition and the integration goals will be provided on the regularly scheduled earnings call on November 8, 2012.

Brooks Automation, Inc. ¿ 15 Elizabeth Drive ¿ Chelmsford, Massachusetts 01824 ¿ (978)262-2400 ¿ www.brooks.com.

BROOKS AUTOMATION ANNOUNCES PURCHASE OF CROSSING AUTOMATION, INC. .… PAGE TWO

About Brooks Automation, Inc.

Brooks is a leading worldwide provider of automation, vacuum and instrumentation solutions for multiple markets including semiconductor manufacturing, life sciences, and clean energy. Our technologies, engineering competencies and global service capabilities provide customers speed to market, and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments. Since 1978, we have been a leading partner to the global semiconductor manufacturing market and through product development initiatives and strategic business acquisitions; we have expanded our reach to meet the needs of customers in the life sciences industry, analytical & research markets and clean energy solutions. Brooks is headquartered in Chelmsford, MA, with direct operations in North America, Europe and Asia.

For more information, please visit www.brooks.com.

“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934

Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding the expected timing and benefits of the acquisition of Crossing Automation, our revenue and operating margin expectations, our ability to develop further our business in new and adjacent markets, and our ability to achieve financial success in the future. Factors that could cause results to differ from our expectations include the following: volatility of the industries the Company serves, particularly the semiconductor industry; our possible inability to meet demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; continuing uncertainties in global political and economic conditions, and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

Contact:

Lynne Yassemedis

Brooks Automation, Inc.

978-262-2400

www.brooks.com

Brooks Automation, Inc. ¿ 15 Elizabeth Drive ¿ Chelmsford, Massachusetts 01824 ¿ (978)262-2400 ¿ www.brooks.com.